Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Senior Vice President, Finance, Treasurer 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Senior Vice President, Global Communications 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM reports first quarter fiscal 2026 results

•	Strong performance exceeded expectations on all key financial metrics

•	Raised earnings guidance for fiscal 2026

•	Backlog increased year-over-year and sequentially to a record high, driven by a 1.5x book-to-burn ratio

•	Completed review of strategic alternatives for the Construction Management business and will continue to own and operate the business

•	Returned more than $340 million to shareholders through repurchases and dividends during the quarter

•	Board of Directors approved an increase of the share repurchase authorization to $1 billion

DALLAS (February 9, 2026) — AECOM (NYSE:ACM), the trusted global infrastructure leader, today reported first quarter fiscal 2026 results. Consistent with the decision to retain the Construction Management business, reported financial results include the Construction Management business as a continuing operation.

(from Continuing Operations; $ in millions, except EPS)	As Reported	YoY % Change		Adjusted[1] (Non-GAAP)	YoY % Change
Revenue	$3,831	(5)%		--	--
Net Service Revenue (NSR)[2]	--	--		$1,851	5%[3]
Operating Income	$222	(7)%		$264	10%
Segment Operating Margin[4]	--	--		16.4%	+100	bps
Net Income	$140	(21)%		$171	(3)%
Tax Rate	19.7%	+630	bps	21.5%	+720	bps
EPS (Fully Diluted)	$1.06	(20)%		$1.29	(2)%
EBITDA[5]	--	--		$287	6%
EBITDA Margin[6]	--	--		16.4%	+80	bps
Operating Cash Flow	$70	(54)%		--	--
Free Cash Flow[7]	--	--		$42	(62)%
Total Backlog[8]	$25,962	9%		--	--

“We outperformed our expectations on every key financial metric in the quarter and raised our full year guidance as a result," said Troy Rudd, AECOM’s chairman and chief executive officer. “Importantly, backlog increased by 9%, highlighted by a 1.5 book-to-burn ratio that featured some of the largest and most iconic projects in the world. Our successes are built on the foundation of having the number one-ranked franchises in each of our end markets, technical leadership, infrastructure domain expertise, and trusted client relationships. Our investments in the Advisory and Program Management businesses, as well as in technology and AI enable us to scale these attributes, expand our addressable market, deliver even greater value to clients, and build an even stronger and more durable moat – all of which underscore our confidence in achieving our financial objectives.”

“Across our markets, clients are increasingly turning to us to deliver their biggest and most critical infrastructure projects and programs,” said Lara Poloni, AECOM’s president. “From our selection as a preferred bidder on Scottish Water’s new multi-billion-dollar investment program to our selection as Delivery Partner to the Games Independent Infrastructure and Coordination Authority for the Brisbane 2032 Olympic and Paralympic Games, we consistently win what matters through our unrivaled competitive advantages. These advantages are enhanced by our AI and technology investments, which have been instrumental in key wins and favorable commercial model discussions with clients. Our teams are energized by these investments and by the opportunity to redefine how infrastructure is delivered.”

“Our strong performance, record backlog and increased guidance demonstrate we are creating significant competitive differentiation in the market,” said Gaurav Kapoor, AECOM’s chief financial and operations officer. “Year after year we have expanded our productivity, which is evident in the persistent NSR and profit per employee growth we have delivered for the past six years. Importantly, through the investments we are making, the opportunity for this trend to continue has never been greater. We operate with a strong balance sheet, including no debt maturities for several years, and an attractive cost of capital. As a result, we continued to execute on our returns-based capital allocation policy in the quarter, which included returning more than $340 million to shareholders.”

First Quarter Highlights:

•	Reflecting as reported GAAP performance from continuing operations, first quarter revenue declined 5% to $3.8 billion, operating income declined 7% to $222 million, net income declined 21% to $140 million and diluted earnings per share declined 20% to $1.06.

•	Net service revenue[2] increased 2%; net service revenue increased by 5% after adjusting for fewer working days compared to the prior year first quarter, highlighted by 9% growth in the Americas segment.

•	The segment adjusted[1] operating margin[4] and the adjusted[1] EBITDA margin[6] increased to 16.4% by 100 basis points and 80 basis points, respectively.

‒	Our margins include the investments in the Company’s AI and technology teams and capabilities, in growing its Advisory teams, and in record business development.

•	Adjusted[1] EBITDA[5] increased by 6% and adjusted[1] EPS decreased by 2%.

‒	Adjusting for the lower tax rate in the prior year period, adjusted EPS increased by 8%.

•	Total backlog[8] increased by 9% to a record high, highlighted by a 1.5 book-to-burn[9] ratio.

‒	The Company delivered a 21st consecutive quarter with a book-to-burn ratio in excess of 1.0.

‒	The Americas design business had a 1.0 book-to-burn ratio despite the unprecedented 43-day U.S. federal government shutdown that resulted in award delays.

‒	The pipeline of opportunities increased by double digits to a new record, including growth in both the Americas and International segments, with the fastest growth in the earlier stages of the pipeline demonstrating strong long-term demand trends.

Cash Flow, Capital Allocation and Raised Repurchase Authorization

•	Free cash flow[7] was $42 million and the Company returned more than $340 million to shareholders through repurchases and dividends in the quarter.

•	After the quarter ended, the Board of Directors approved an increase to the share repurchase authorization to $1 billion.

‒	Since the initiation of its repurchase program in September 2020, the Company has returned nearly $3.4 billion of capital to shareholders through repurchases and dividends.

•	The Company maintains a strong balance sheet with net leverage[10] of 1.0x.

Fiscal 2026 and Long-Term Financial Guidance

•	The Company raised its fiscal 2026 earnings guidance, which reflects the outperformance delivered in the design business in the first quarter, the benefits of our capital allocation strategy, a lower than previously expected tax rate, and a record backlog and pipeline across the enterprise, which creates strong full year visibility.

•	As a result, the Company’s guidance, which includes the Construction Management business, now includes expectations for:

‒	Adjusted[1] EPS of between $5.85 and $6.05, as compared to $5.65 to $5.85 previously.

‒	Adjusted[1] EBITDA[5] of between $1,270 million and $1,305 million, as compared to $1,265 million and $1,305 million previously.

‒	Organic NSR[2] growth of 6% to 8%, which excludes the expected approximately 200 basis point impact of fewer working days in fiscal 2026.

‒	A segment adjusted operating margin[4] of 16.8% and an adjusted EBITDA[6] margin of 17.0%, which are materially consistent with prior expectations.

‒	Free cash flow[7] of approximately $400 million.

‒	An average fully diluted share count of 131 million, which does not include any potential future benefits from capital allocation actions not yet taken, including potential repurchases.

‒	An adjusted effective tax rate of approximately 20 – 22%, as compared to 22 – 23% previously.

•	In addition, the Company reiterated its long-term financial targets, which includes its expectation to deliver a 20%+ margin exit rate by fiscal 2028 and to grow adjusted[1] EPS at a 15%+ CAGR from fiscal 2026 to fiscal 2029.

•	See the Regulation G Information tables at the end of this release for a reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Business Segments

Americas

Revenue in the first quarter was $3.0 billion, a 4% decrease from the prior year due to a reduction in pass-through revenue. Net service revenue2 in the first quarter was $1.1 billion, a 9% increase from the prior year when adjusted for the impact of fewer working days in the period, or 6% on an as reported basis at constant currency. Growth was strong in both the U.S. and Canada.

Operating income increased 9% over the prior year to $214 million and on an adjusted1 basis increased 13% to $222 million. The adjusted operating margin on net service revenue increased by 120 basis points over the prior year to 19.9%, a new first quarter high. This performance reflects the benefits of strong growth and a continued focus on driving operating efficiencies across the business.

Backlog in the Americas segment grew 3% to a new record high, driven by a 1.0 book-to-burn ratio9. The Americas design business had a 1.0 book-to-burn ratio despite award delays resulting from the unprecedented and now resolved 43-day U.S. federal government shutdown during the quarter.

International

Revenue in the first quarter was $854 million, a 5% decrease from the prior year. Net service revenue2 was $736 million, which was materially unchanged with the prior year when adjusted for the impact of fewer working days in the period, or a 3% decrease on an as reported basis at constant currency.

Operating income decreased by 6% over the prior year to $76 million and on an adjusted1 basis was effectively unchanged at $81 million. The adjusted operating margin on net service revenue increased by 20 basis points to 11.0%, which reflected a combination of strong execution, operational efficiencies, and a focus on high returning markets and clients.

Backlog in the International segment grew 25% to a new record high, driven by a 2.3 book-to-burn ratio9 and included substantial wins in each of the Company’s International regions.

Construction Management Strategic Alternatives Update

AECOM has completed the comprehensive review of strategic alternatives for its Construction Management business. The Company has concluded that it will continue to own and operate the business and believes it is exceptionally well positioned for the future.

The Construction Management business is an industry leader with a strong backlog and pipeline, great teams of professionals, and is widely recognized by its clients for its track record of delivering the largest and most iconic projects in its markets.

Tax Rate

The effective tax rate was 19.7% in the first quarter. On an adjusted1 basis, the effective tax rate was 21.5% in the first quarter. The adjusted tax rate was derived by re-computing the quarterly effective tax rate on adjusted net income11. The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments.

Resolution of a Legacy Matter

After the quarter ended, AECOM agreed in principle to settle a legacy project-related matter that was acquired with the Company’s 2014 acquisition of URS Corporation. As a result, the Company expects to receive approximately $50 million in cash this fiscal year and recorded a $61.8 million non-cash loss in discontinued operations in the fiscal first quarter.

Conference Call

AECOM is hosting a conference call tomorrow at 8 a.m. Eastern Time, during which management will make a brief presentation focusing on the Company's results, strategy and operating trends, and outlook. Interested parties can listen to the conference call and view accompanying slides via webcast at https://investors.aecom.com. The webcast will be available for replay following the call.

1 Excludes the impact of certain items, such as restructuring costs, amortization of intangible assets, non-core AECOM Capital and other items. See Regulation G Information for a reconciliation of non-GAAP measures to the comparable GAAP measures.

2 Revenue, less pass-through revenue; growth rates are presented on a constant-currency basis.

3 Adjusted to reflect for fewer working days in the first quarter of fiscal 2026 compared to the prior year first quarter.

4 Reflects segment operating performance, excluding AECOM Capital and G&A, and margins are presented on a net service revenue basis.

5 Net income before interest expense, tax expense, depreciation and amortization.

6 Adjusted EBITDA margin includes non-controlling interests in EBITDA and is on a net service revenue basis.

7 Free cash flow is defined as cash flow from operations less capital expenditures, net of proceeds from disposals of property and equipment; free cash flow conversion is defined as free cash flow divided by adjusted net income attributable to AECOM.

8 Backlog represents the total value of work for which AECOM has been selected that is expected to be completed by consolidated subsidiaries and includes the proportionate share of work expected to be performed by unconsolidated joint ventures.

9 Book-to-burn ratio is defined as the dollar amount of wins divided by revenue recognized during the period, including revenue related to work performed in unconsolidated joint ventures.

10 Net leverage is comprised of EBITDA as defined in the Company’s credit agreement dated October 17, 2014, as amended, and total debt on the Company’s financial statements, net of total cash and cash equivalents.

11 Inclusive of non-controlling interest deduction and adjusted for financing charges in interest expense, the amortization of intangible assets and is based on continuing operations.

About AECOM

AECOM (NYSE: ACM) is the global infrastructure leader, committed to delivering a better world. As a trusted professional services firm powered by deep technical abilities, we solve our clients’ complex challenges in water, environment, energy, transportation and buildings. Our teams partner with public- and private-sector clients to create innovative, sustainable and resilient solutions throughout the project lifecycle – from advisory, planning, design and engineering to program and construction management. AECOM is a Fortune 500 firm that had revenue of $16.1 billion in fiscal year 2025. Learn more at aecom.com.

Forward-Looking Statements

All statements in this communication other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, capital allocation strategy including stock repurchases, risk profile and investment strategies, and any statements regarding future economic conditions or performance, and the expected financial and operational results of AECOM. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; government shutdowns or other funding circumstances that cause governmental agencies to modify, curtail or terminate our contracts; losses under fixed-price contracts; limited control over operations that run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with laws or regulations applicable to our business; maintaining adequate surety and financial capacity; potential high leverage and inability to service our debt and guarantees; our capital allocation strategy, including ability to continue payment of dividends and stock repurchases; exposure to political and economic risks in different countries, including tariffs, geopolitical events, and conflicts; currency exchange rate and interest fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; managing pension costs; AECOM Capital real estate development projects; cybersecurity issues, IT outages and data privacy; risks associated with the benefits and costs of the sale of our Management Services and self-perform at-risk civil infrastructure, power construction and oil and gas businesses, including the risk that any purchase adjustments from those transactions could be unfavorable and result in any future proceeds owed to us as part of the transactions could be lower than we expect; risks associated with strategic initiatives, including AI investments and potential acquisitions and divestitures; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. Any forward-looking statements are made as of the date hereof. We do not intend, and undertake no obligation, to update any forward-looking statement.

Non-GAAP Financial Information

This communication contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted EBITDA margin, adjusted net/operating income, segment adjusted operating margin, adjusted tax rate, net service revenue and free cash flow provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted operating income, adjusted net income, adjusted EBITDA, adjusted EBITDA margin, and adjusted EPS to exclude the impact of certain items, such as amortization expense and taxes to aid investors in better understanding our core performance results. We use free cash flow to present the cash generated from operations after capital expenditures to maintain our business. We present net service revenue (NSR) to exclude pass-through subcontractor costs from revenue to provide investors with a better understanding of our operational performance. We present segment adjusted operating margin to reflect segment operating performance of our Americas and International segments, excluding AECOM Capital.  We present adjusted tax rate to reflect the tax rate on adjusted earnings. We also use constant-currency growth rates where appropriate, which are calculated by conforming the current period results to the comparable period exchange rates.

Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this communication. The Company is unable to reconcile certain of its non-GAAP financial guidance and long-term financial targets due to uncertainties in these non-operating items as well as other adjustments to net income. The Company is unable to provide a reconciliation of its guidance for NSR to GAAP revenue because it is unable to predict with reasonable certainty its pass-through revenue. In addition, the Company is unable to provide a reconciliation of its guidance for financial metrics excluding the Construction Management business due to uncertainties in these non-operating items as well as other adjustments to these measures.

AECOM

Consolidated Statement of Income

(unaudited - in thousands, except per share data)

	Three Months Ended
	December 31, 2025	December 31, 2024	% Change
Revenue	$3,830,834	$4,014,152	(4.6)%
Cost of revenue	3,549,844	3,745,748	(5.2)%
Gross profit	280,990	268,404	4.7%
Equity in earnings of joint ventures	9,827	9,553	2.9%
General and administrative expenses	(40,839)	(40,459)	0.9%
Restructuring costs	(27,933)	—	NM
Income from operations	222,045	237,498	(6.5)%
Other income	7,819	6,924	12.9%
Interest income	13,741	16,564	(17.0)%
Interest expense	(45,266)	(43,034)	5.2%
Income from continuing operations before taxes	198,339	217,952	(9.0)%
Income tax expense for continuing operations	39,083	29,232	33.7%
Income from continuing operations	159,256	188,720	(15.6)%
Loss from discontinued operations	(65,904)	(9,516)	592.6%
Net income	93,352	179,204	(47.9)%
Net income attributable to noncontrolling interests from continuing operations	(18,832)	(11,370)	65.6%
Net income attributable to noncontrolling interests from discontinued operations	—	(792)	(100.0)%
Net income attributable to noncontrolling interests	(18,832)	(12,162)	54.8%
Net income attributable to AECOM from continuing operations	140,424	177,350	(20.8)%
Net loss attributable to AECOM from discontinued operations	(65,904)	(10,308)	539.3%
Net income attributable to AECOM	$74,520	$167,042	(55.4)%

Net income (loss) attributable to AECOM per share:
Basic continuing operations per share	$1.07	$1.34	(20.1)%
Basic discontinued operations per share	(0.50)	(0.08)	525.0%
Basic earnings per share	$0.57	$1.26	(54.8)%

Diluted continuing operations per share	$1.06	$1.33	(20.3)%
Diluted discontinued operations per share	(0.50)	(0.08)	525.0%
Diluted earnings per share	$0.56	$1.25	(55.2)%

Weighted average shares outstanding:
Basic	130,888	132,500	(1.2)%
Diluted	131,982	133,625	(1.2)%

AECOM

Balance Sheet Information

(unaudited - in thousands)

	December 31, 2025	September 30, 2025
Balance Sheet Information:
Total cash and cash equivalents	$1,246,687	$1,585,739
Accounts receivable and contract assets, net	4,383,899	4,282,326
Working capital	610,093	801,411
Total debt, excluding unamortized debt issuance costs	2,738,511	2,743,719
Total assets	11,940,036	12,200,249
Total AECOM stockholders’ equity	2,231,942	2,492,584

AECOM

Reportable Segments

(unaudited - in thousands)

	Americas	International	AECOM Capital	Corporate	Total
Three Months Ended December 31, 2025:
Revenue	$2,977,285	$853,549	$—	$—	$3,830,834
Cost of revenue	2,767,689	782,119	36	—	3,549,844
Gross profit (loss)	209,596	71,430	(36)	—	280,990
Equity in earnings of joint ventures	4,516	4,592	719	—	9,827
General and administrative expenses	—	—	(1,799)	(39,040)	(40,839)
Restructuring and acquisition costs	—	—	—	(27,933)	(27,933)
Income (loss) from operations	$214,112	$76,022	$(1,116)	$(66,973)	$222,045

Gross profit as a % of revenue	7.0%	8.4%			7.3%

Contracted backlog	$8,789,324	$4,699,425	$—	$—	$13,488,749
Awarded backlog	9,241,609	3,231,872	—	—	12,473,481
Total backlog	$18,030,933	$7,931,297	$—	$—	$25,962,230

Total backlog – Design only	$16,408,768	$7,931,297	$—	$—	$24,340,065

Three Months Ended December 31, 2024:
Revenue	$3,111,955	$902,010	$187	$—	$4,014,152
Cost of revenue	2,921,695	824,053	—	—	3,745,748
Gross profit	190,260	77,957	187	—	268,404
Equity in earnings of joint ventures	5,512	2,881	1,160	—	9,553
General and administrative expenses	—	—	(2,395)	(38,064)	(40,459)
Income (loss) from operations	$195,772	$80,838	$(1,048)	$(38,064)	$237,498

Gross profit as a % of revenue	6.1%	8.6%			6.7%

Contracted backlog	$8,818,821	$4,352,692	$—	$—	$13,171,513
Awarded backlog	8,689,718	2,015,736	—	—	10,705,454
Total backlog	$17,508,539	$6,368,428	$—	$—	$23,876,967

Total backlog – Design only	$16,241,174	$6,368,428	$—	$—	$22,609,602

AECOM
Regulation G Information
(in millions)

Reconciliation of Revenue to Net Service Revenue (NSR)

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
Americas
Revenue	$2,977.3	$3,240.0	$3,112.0
Less: Pass-through revenue	1,862.6	2,042.3	2,061.1
Net service revenue	$1,114.7	$1,197.7	$1,050.9

International
Revenue	$853.5	$935.2	$902.0
Less: Pass-through revenue	117.3	166.2	151.8
Net service revenue	$736.2	$769.0	$750.2

Segment Performance (excludes ACAP)
Revenue	$3,830.8	$4,175.2	$4,014.0
Less: Pass-through revenue	1,979.9	2,208.5	2,212.9
Net service revenue	$1,850.9	$1,966.7	$1,801.1

Consolidated
Revenue	$3,830.8	$4,175.3	$4,014.2
Less: Pass-through revenue	1,979.9	2,208.5	2,212.9
Net service revenue	$1,850.9	$1,966.8	$1,801.3

Reconciliation of Total Debt to Net Debt

	Balances at
	December 31, 2025	September 30, 2025	December 31, 2024
Short-term debt	$3.3	$4.1	$3.5
Current portion of long-term debt	62.6	62.2	65.9
Long-term debt, excluding unamortized debt issuance costs	2,672.6	2,677.4	2,477.7
Total debt	2,738.5	2,743.7	2,547.1
Less: Total cash and cash equivalents	1,246.7	1,585.7	1,580.7
Net debt	$1,491.8	$1,158.0	$966.4

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
Net cash provided by operating activities	$70.2	$196.1	$151.1
Capital expenditures, net	(28.3)	(62.0)	(40.1)
Free cash flow	$41.9	$134.1	$111.0

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024
Reconciliation of Income from Operations to Adjusted Income from Operations to Adjusted EBITDA with Noncontrolling Interests (NCI) to Adjusted EBITDA
Income from operations	$222.0	$237.3	$237.5
Noncore AECOM Capital loss	1.2	2.0	1.0
Restructuring and acquisition costs	27.9	59.4	—
Amortization of intangible assets	12.9	0.4	1.1
Adjusted income from operations	$264.0	$299.1	$239.6
Other income	7.9	11.5	6.9
Fair value adjustment	(5.1)	(9.6)	(5.0)
Depreciation	37.7	43.6	39.8
Adjusted EBITDA with noncontrolling interests (NCI)	$304.5	$344.6	$281.3
Net income attributable to NCI from continuing operations excluding interest income included in NCI	(17.7)	(15.9)	(9.9)
Adjusted EBITDA	$286.8	$328.7	$271.4

Reconciliation of Income from Continuing Operations Before Taxes to Adjusted Income from Continuing Operations Before Taxes
Income from continuing operations before taxes	$198.3	$207.7	$218.0
Noncore AECOM Capital loss	1.2	2.0	1.0
Fair value adjustment	(5.5)	(9.6)	(5.6)
Restructuring and acquisition costs	27.9	59.4	—
Amortization of intangible assets	12.9	0.4	1.1
Financing charges in interest expense	1.4	13.5	1.4
Adjusted income from continuing operations before taxes	$236.2	$273.4	$215.9

Reconciliation of Income Taxes for Continuing Operations to Adjusted Income Taxes for Continuing Operations
Income tax expense for continuing operations	$39.0	$58.3	$29.3
Tax effect of the above adjustments (1)	8.5	16.2	(0.5)
Valuation allowances and other tax only items	(0.7)	(0.2)	0.5
Adjusted income tax expense for continuing operations	$46.8	$74.3	$29.3

Reconciliation of Net Income Attributable to AECOM from Continuing Operations to Adjusted Net Income Attributable to AECOM from Continuing Operations
Net income attributable to AECOM from continuing operations	$140.4	$132.1	$177.3
Noncore AECOM Capital loss, net of NCI	1.2	2.0	1.0
Fair value adjustment	(5.5)	(9.6)	(5.6)
Restructuring and acquisition costs	27.9	59.4	—
Amortization of intangible assets	12.9	0.4	1.1
Financing charges in interest expense	1.4	13.5	1.4
Tax effect of the above adjustments (1)	(8.5)	(16.2)	0.5
Valuation allowances and other tax only items	0.7	0.2	(0.5)
Adjusted net income attributable to AECOM from continuing operations	$170.5	$181.8	$175.2

(1) Adjusts the income taxes during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended
	Dec 31, 2025	Sep 30, 2025	Dec 31, 2024
Reconciliation of Net Income Attributable to AECOM from Continuing Operations per Diluted Share to Adjusted Net Income Attributable to AECOM from Continuing Operations per Diluted Share
Net income attributable to AECOM from continuing operations per diluted share	$1.06	$0.99	$1.33
Per diluted share adjustments:
Noncore AECOM Capital loss, net of NCI	0.01	0.01	0.01
Fair value adjustment	(0.04)	(0.07)	(0.04)
Restructuring and acquisition costs	0.21	0.45	—
Amortization of intangible assets	0.10	—	0.01
Financing charges in interest expense	0.01	0.10	0.01
Tax effect of the above adjustments (1)	(0.07)	(0.12)	(0.01)
Valuation allowances and other tax only items	0.01	—	—
Adjusted net income attributable to AECOM from continuing operations per diluted share	$1.29	$1.36	$1.31
Weighted average shares outstanding – basic	130.9	132.3	132.5
Weighted average shares outstanding – diluted	132.0	133.4	133.6

(1) Adjusts the income taxes during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income Attributable to AECOM from Continuing Operations to Adjusted EBITDA
Net income attributable to AECOM from continuing operations	$140.4	$132.1	$177.3
Income tax expense	39.0	58.3	29.3
Depreciation and amortization	52.0	47.5	42.3
Interest income, net of NCI	(12.5)	(16.4)	(15.2)
Interest expense	45.3	58.9	43.0
Amortized bank fees included in interest expense	(1.4)	(3.5)	(1.4)
Noncore AECOM Capital loss, net of NCI	1.2	2.0	1.0
Fair value adjustment included in other income	(5.1)	(9.6)	(4.9)
Restructuring and acquisition costs	27.9	59.4	—
Adjusted EBITDA	$286.8	$328.7	$271.4

Reconciliation of Segment Income from Operations to Adjusted Segment Income from Operations
Americas Segment:
Segment Income from operations	$214.1	$243.7	$195.8
Amortization of intangible assets	8.1	0.4	1.1
Adjusted segment income from operations	$222.2	$244.1	$196.9

International Segment:
Segment Income from operations	$76.0	$92.7	$80.8
Amortization of intangible assets	4.8	—	—
Adjusted segment income from operations	$80.8	$92.7	$80.8

Segment Performance (excludes ACAP and G&A):
Segment Income from operations	$290.1	$336.4	$276.6
Amortization of intangible assets	12.9	0.4	1.1
Adjusted segment income from operations	$303.0	$336.8	$277.7

AECOM
Regulation G Information

FY2026 GAAP EPS Guidance based on Adjusted EPS Guidance (all figures approximate)	Fiscal Year End 2026
GAAP EPS guidance	$4.18 to $4.89
Adjusted EPS excludes:
Amortization of intangible assets	$0.57 to $0.31
Amortization of deferred financing fees	$0.04
Noncore AECOM Capital	$0.01
Fair value adjustment	($0.04)
Restructuring and acquisition costs	$1.53 to $1.15
Tax effect of the above items	($0.44) to ($0.31)
Adjusted EPS guidance	$5.85 to $6.05

FY2026 GAAP Net Income from Continuing Operations Guidance based on Adjusted EBITDA Guidance (in millions, all figures approximate)	Fiscal Year End 2026
GAAP net income from continuing operations guidance	$613 to $705
Net income attributable to noncontrolling interest from continuing operations	($65)
Net income attributable to AECOM from continuing operations	$548 to $640
Adjusted net income attributable to AECOM from continuing operations excludes:
Amortization of intangible assets	$75 to $42
Amortization of deferred financing fees	$5
Noncore AECOM Capital	$1
Fair value adjustment	($5)
Restructuring and acquisition costs	$200 to $150
Tax effect of the above items	($57) to ($40)
Adjusted net income attributable to AECOM from continuing operations	$767 to $793
Adjusted EBITDA excludes:
Depreciation	$165
Adjusted interest expense, net	$140
Tax expense, including tax effect of above items	$198 to $207
Adjusted EBITDA guidance	$1,270 to $1,305

FY2026 GAAP Interest Expense Guidance based on Adjusted Interest Expense Guidance (in millions, all figures approximate)	Fiscal Year End 2026
GAAP interest expense guidance	$180
Finance charges in interest expense	($5)
Interest income, net of NCI	($35)
Adjusted interest expense guidance, net	$140

FY2026 GAAP Income Tax Guidance based on Adjusted Income Tax Guidance (in millions, all figures approximate)	Fiscal Year End 2026
GAAP income tax expense guidance	$141 to $167
Tax effect of adjusting items	$57 to $40
Adjusted income tax expense guidance	$198 to $207

Note: Variances in tables are due to rounding.